Exhibit 11.1

Consent

We hereby consent to the inclusion of our report dated March 16, 2017 relating to the consolidated financial statements of Delhi Bank Corp. and Subsidiary as of December 31, 2016 and 2015 and for the years then ended, included in Amendment No. 16 to the Offering Statement on Form 1-A dated March 16, 2017 filed with the Securities and Exchange Commission.

Wilkes-Barre, Pennsylvania

March 16, 2017